EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No.333-110368) of our report dated May 21, 2004, except for Note 23, as to which the date is June 25, 2004, appearing in the Annual Report on Form 10-K of Tully’s Coffee Corporation for the year ended March 28, 2004.

/s/ Moss Adams LLP

Seattle, Washington

June 28, 2004